CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV relating to the financial statements and financial highlights of Inspire Global Hope ETF, Inspire Small/Mid Cap ETF, Inspire Corporate Bond ETF, Inspire 100 ETF, Inspire International ETF, Inspire Tactical Balanced ETF, Inspire Momentum ETF (formerly, Inspire Faithward Mid Cap Momentum ETF), and Inspire Fidelis Multi Factor ETF, each a series of shares of beneficial interest in Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the November 30, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

March 25, 2024